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                                                                  EXHIBIT(c)(2)


                           TENDER AND OPTION AGREEMENT


          This TENDER AND OPTION AGREEMENT (the "Agreement") is entered into as of November 22, 1995 by and among Baxter Healthcare Corporation, a Delaware corporation ("Parent"), Baxter CVG Services II, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Mr. Michael W. Dunaway, Mrs. Trudy V. Dunaway and the Dunaway Family Trust, of which Mr. and Mrs. Dunaway are co-settlors and co-trustees (the "Trust" and, together with Mr. and Mrs. Dunaway, the "Shareholders").

                                    RECITALS

          WHEREAS, concurrently herewith, Parent and Purchaser are entering into an Agreement and Plan of Merger (the "Merger Agreement") with PSICOR, Inc., a Pennsylvania corporation (the "Company"), pursuant to which Parent will acquire the Company, on the terms and subject to the conditions set forth in the Merger Agreement, by means of a tender offer by Purchaser (the "Offer") for all outstanding shares of common stock, no par value, of the Company (the "Company Common Stock"), at $17.50 per share, net to the seller in cash, followed by a merger (the "Merger") of the Company into Purchaser (capitalized terms used herein and not otherwise defined are used as defined in the Merger Agreement); and

          WHEREAS, as of the date hereof the Shareholders together beneficially own directly or indirectly 1,931,426 shares of Company Common Stock (the "Existing Shares" and, together with any After-Acquired Shares (as defined below), the "Shares"), which Shares constitute approximately 45% of the issued and outstanding shares of Company Common Stock; and

          WHEREAS, as an inducement to Parent to acquire the Company, and as a condition to Parent's willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, Parent and Purchaser have required that the Shareholders agree, and the Shareholders have agreed (i) to grant Parent and Purchaser an irrevocable option to buy the Shares at $17.50 per share (the "Option"); (ii) to tender and, in the event such option is not theretofore exercised, sell the Shares in the Offer and vote their Shares in favor of the Merger; and (iii) not to compete with Parent, Purchaser, the Company or the Surviving Corporation to the extent set forth herein, in each case upon the terms and subject to the conditions set forth herein; and

          WHEREAS, the Board of Directors of the Company has approved this Agreement, the Merger Agreement, the Offer, the Merger and the transactions contemplated thereby.

          NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

          1.   AGREEMENT TO TENDER; OPTION.

          1.1 TENDER OF SHARES. The Shareholders hereby agree (a) to validly tender (or cause the record owner of any Shares to tender) all Shares pursuant to the Offer, not later than the fifth business day after commencement of the Offer or, with respect to After-Acquired Shares, within one business day following the acquisition thereof, (b) not to withdraw any Shares so tendered without the prior written consent of Parent except as otherwise provided in
Section 1.1(c) and (c) to withdraw all Shares tendered in the Offer immediately upon receipt of notice from Parent that it is exercising the Option in order that Purchaser may acquire such Shares in accordance with Section 1.2(a) hereof. The Shareholders hereby acknowledge and agree that Purchaser's obligation to accept for payment and pay for the Shares in the Offer is subject to the terms and conditions of the Offer.

          1.2  OPTION.

               (a) In order to induce Parent and Purchaser to enter into the Merger Agreement, each of the Shareholders hereby irrevocably grants to Parent and Purchaser the Option exercisable in whole but not in part from and after the date hereof, to purchase Shares at a purchase price of $17.50 per Share. The Option shall terminate and shall no longer be exercisable, nor shall Shares subject to the Option be purchasable hereunder at a Closing (as defined below) notwithstanding any notice of exercise contemplated by Section 1.2(c) with respect thereto, from and after the earlier of (i) termination of the Merger Agreement pursuant to Sections 8.1(a), (c)(ii) or (c)(iii) thereof or (ii) May 21, 1996 .

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               (b)  The obligation of the Shareholders to sell Shares at Closing is subject to the following conditions:

                         (i) neither Parent nor Purchaser shall be in breach in any material respect of the Merger Agreement;

                         (ii)  Parent shall have accepted Shares for
          payment pursuant to the Offer, or the Offer shall have otherwise expired or been terminated in accordance with its terms;

                         (iii)  neither Parent nor Purchaser shall
          have the right to terminate the Merger Agreement under Sections 8.1(d)(i) or (iii) thereof;

                         (iv)  all waiting periods under the HSR Act
          and any securities laws applicable to the exercise of the Option shall have expired or been terminated;

                         (v)  there shall be no preliminary or
          permanent injunction or other order, decree or ruling issued by any Governmental Entity, nor any statute, rule, regulation or order promulgated or enacted by any Governmental Entity prohibiting, or otherwise restraining, such exercise of the Option;

                         (vi)  the conditions set forth in Section
          7.1(a), (b) and (c) of the Merger Agreement shall have theretofore been satisfied or are not impossible to satisfy (other than due to a material breach of the Merger Agreement by Parent or Purchaser); and

                         (vii)  the Option shall be exercised on or
          after January 3, 1996.

               (c) In the event Parent or Purchaser wish to exercise the Option, Parent shall deliver notice thereof to each of the Shareholders, specifying the date, time and place for the closing of such purchase. A closing of the purchase of Shares pursuant to the Option (a "Closing") shall take place on the date, at the time and at the place specified in such notice; PROVIDED, that if at such date any of the conditions specified in Section 1.2(b) hereof shall not have been satisfied or waived, Parent may postpone such Closing until a date within two

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business days after such conditions are satisfied or waived.  At the Closing, each of the Shareholders will deliver to Parent or Purchaser (in accordance with Parent's instructions) the certificates representing the Shares being purchased pursuant to Section 1.2, duly endorsed or accompanied by stock powers duly executed in blank. At such Closing, Parent or Purchaser shall either (i) wire transfer to the account designated by the Shareholders or (ii) deliver to each Shareholder a certified or bank cashier's check payable to or upon the order of such Shareholder, in each case in an amount equal to the number of Shares being purchased from such Shareholder at such Closing multiplied by $17.50 in immediately available funds.

          1.3 ASSIGNMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS. The Shareholders hereby assign to Purchaser any and all dividends and other distributions that may be declared, set aside or paid by the Company with respect to the Shares during the term of this Agreement.

          1.4 NO LIENS. The Shareholders agree that, in connection with the transfer of Shares to Purchaser in the Offer or to Parent or Purchaser pursuant to the Option, they shall transfer to and unconditionally vest in the Purchaser or Parent, as the case may be, good and valid title to such Shares, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever, except those arising hereunder.

          1.5 NO PURCHASE. Purchaser may allow the Offer to expire without accepting for payment or paying for any Shares, as set forth in the Offer to purchase, and Parent and Purchaser may allow the Option to terminate without purchasing all or any Shares pursuant to the exercise thereof. If any Shares are not accepted for payment in accordance with the terms of the Offer or purchased pursuant to the Option, they shall be returned to the respective Shareholder, whereupon they shall continue to be held by such Shareholder subject to the terms and conditions of this Agreement.

          2. VOTING. Each Shareholder hereby agrees that (for so long as the Merger Agreement is in effect), at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, it shall vote (or cause to be voted) the Shares (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (b) against any action or

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agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (c) except as otherwise agreed to in writing in advance by Parent, against any of the following actions or agreements (other than the Merger Agreement or the transactions contemplated thereby): (i) any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or attempt to discourage or adversely affect the Merger, the Offer and the transactions contemplated by this Agreement and the Merger Agreement; (ii) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and its Subsidiaries; (iii) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (iv) any change in the management or Board of Directors of the Company, except as provided in Section 1.3 of the Merger Agreement; (v) any change in the present capitalization or dividend policy of the Company; (vi) any amendment of the Company's articles of incorporation or bylaws; or (vii) any other material change in the Company's corporate structure or business. Notwithstanding anything to the contrary contained in this Agreement, Mr. and Mrs. Dunaway shall be free to act in their respective capacities as members of the Board of Directors of the Company and to discharge their fiduciary duties as such.

          3. REPRESENTATION AND WARRANTIES. The Shareholders jointly and severally represent and warrant to Parent and Purchaser as follows:

          3.1 OWNERSHIP OF SHARES. On the date hereof, each Shareholder is the record owner of the Existing Shares as set forth opposite each such Shareholder's name on the signature page hereto and, on the date hereof, such Existing Shares constitute all of the shares of Company Common Stock owned of record and beneficially by each such Shareholder other than, with respect to Mr. and Mrs. Dunaway, the 4,971 and 1,763 shares of Company Common Stock beneficially owned by each of them, respectively, that are allocated to each of them under the Company's Employee Stock Ownership Plan. Each Shareholder has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to all of the Existing Shares, with no limitations, qualifications or restrictions on such rights, and the Existing Shares are the only shares of Company Common Stock over which any of the Shareholders has such powers or otherwise are owned of record or beneficially by any of the Shareholders as of the date hereof.

          3.2 POWER; BINDING AGREEMENT. The Trust is a valid revocable trust created under the laws of the State of California. Each Shareholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Shareholders will not violate any other agreement to which any of the Shareholders is a party, including without limitation any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Shareholders and constitutes a valid and binding agreement of the Shareholders, enforceable against each of the Shareholders in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights.

          3.3 NO CONFLICTS. Except for filings under the HSR Act and the Exchange Act, (a) no filing with, and no permit, authorization, consent or approval of, any Federal, state or foreign public body or authority is necessary for the execution of this Agreement by the Shareholders and the consummation by the Shareholders of the transactions contemplated hereby and (b) neither the execution and delivery of this Agreement by the Shareholders nor the consummation by the Shareholders of the transactions contemplated hereby nor compliance by the Shareholders with any of the provisions hereof shall (i) conflict with or result in any breach of any applicable organizational documents applicable to the Trust, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation to which any Shareholder is a party or by which any Shareholder or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Shareholder or any of its properties or assets.

          3.4 ENCUMBRANCES. The Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by the Shareholders, or by a nominee or custodian for the benefit of such Shareholders, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

          3.5 FINDER'S FEES. No investment banker, broker, financial advisor, finder or other person is entitled to a commission or fee from Parent, Purchaser or the Company in respect of this Agreement or the transactions contemplated hereby based upon any arrangement or agreement made by or on behalf of any Shareholder, except as otherwise specifically provided in the Merger Agreement or arrangements or agreements made by or on behalf of Parent or Purchaser by its authorized representatives.

          3.6 RELIANCE BY PARENT. Each Shareholder understands and acknowledges that Parent is entering into, and causing Purchaser to enter into, the Merger Agreement in reliance upon the Shareholders' execution and delivery of this Agreement and the representations, warranties and covenants of the Shareholders set forth herein.

          3.7 OWNERSHIP OF SHARES. All Shares owned beneficially of record by each of the Shareholders were acquired at such a time and in such a manner as set forth on the certificate attached hereto as Exhibit 3.7.

          4. OTHER COVENANTS OF THE SHAREHOLDERS. The Shareholders hereby jointly and severally covenant and agree as follows:

          4.1 NO SOLICITATION. The Shareholders shall not (in the capacity of a shareholder of the Company or otherwise, including without limitation in the case of Mr. and Mrs. Dunaway as an officer and/or director of the Company), directly or indirectly solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) concerning any Acquisition Proposal, except as permitted by Section 6.1 of the Merger Agreement. If any Shareholder receives any such inquiry or proposal with respect to the sale of Shares, then the Shareholder shall promptly inform Parent in the same manner as set forth in Section 6.1 of the Merger Agreement. The Shareholders shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          4.2  NON-COMPETITION; NONDISCLOSURE.

                (a) In addition to being the controlling shareholders of the Company, Mr. Dunaway founded the Company in 1968 and is currently the Chief Executive Officer, Chairman of the Board and President of the Company, and Mrs. Dunaway has been a director of the Company since 1982 and is the Vice

President, Secretary and Assistant Treasurer. Accordingly, the Shareholders recognize and expressly acknowledge that (i) Mr. and Mrs. Dunaway have developed a highly valuable expertise in the business of cardiovascular perfusion and ancillary services, including without limitation delivery of perfusion services and sales of supplies in connection therewith, which expertise is of a special, unique and extraordinary character (as such perfusion and related business is presently conducted by the Company and its Subsidiaries, the "Company Business"); (ii) Parent and Purchaser and, after the consummation of the transactions contemplated hereby and by the Merger Agreement, the Company and the Surviving Corporation, would be irreparably damaged, and the substantial investment by Parent and Purchaser in the business of the Company and the Surviving Corporation materially and irreparably harmed and impaired, if the Shareholders were to (x) engage in any activity competing with the Company Business in violation of the terms of this Agreement or (y) disclose in violation of this Agreement or make unauthorized use of any confidential information concerning the Company Business; (iii) they are voluntarily entering into this Agreement, including without limitation this Section 4.2, with the intent that the covenants in this Section 4.2 shall be valid and enforceable; and (iv) the terms and conditions of this Agreement and this Section 4.2 are fair and reasonable to the Shareholders in all respects and will not create any hardship for such Shareholders.

               (b) In light of the foregoing, and for and in consideration of benefits derived directly and indirectly from this Agreement, the Shareholders jointly and severally covenant and agree as follows:

               (i) for a period of three years from the date of the sale of the Shares (the "Noncompete Term") no Shareholder will, alone or as a member, employee or agent of any partnership or as an officer, agent, employee, consultant, director, shareholder (except for passive investments of not more than (x) two percent (2%) of the outstanding shares of, or any other equity interest in, any company or entity (other than one listed or traded on a national securities exchange or on an over-the-counter securities market) and
(y) five percent (5%) of the outstanding shares of, or any other equity interest in, any company or entity listed or traded in a national securities exchange or over-the-counter securities market) of any corporation or entity, directly or indirectly manage, operate, join, control or participate in the management, operation or control of, or work for (as an employee, consultant, independent contractor or otherwise) or permit the use of its name by, or be connected in any manner with any business or activity which is in competition with the Company Business in any town, county, parish or other municipality in any state of the United States in which the Company

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Business is presently conducted and in any town, county, parish or municipality adjacent thereto;

               (ii) during the Noncompete Term, the Shareholders shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce (x) any employee of the Company or its Subsidiaries, affiliates, successors or assigns to terminate his or her employment relationship with the Company or its Subsidiaries, affiliates, successors or assigns for the purpose of associating with any competitor of the Company or its Subsidiaries, affiliates, successors or assigns; or (y) any customer, client, vendor, supplier or consultant then under contract to the Company or its Subsidiaries, affiliates, successors or assigns, to terminate his, her or its relationship with the Company or its Subsidiaries, affiliates, successors or assigns, for the purpose of associating with any competitor of the Company or its Subsidiaries, affiliates, successors or assigns; and

               (iii) unless otherwise required by any applicable law or rules and regulations of any national exchange, not to disclose to any person any trade secrets or confidential information with respect to any of the Company's patents, trademarks, products, improvements, formulas, designs or styles, processes, customers, methods of distribution or methods of manufacture; PROVIDED, HOWEVER, that such trade secrets or confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by any Shareholder).

               (c) The Shareholders recognize and acknowledge that the expertise of Mr. and Mrs. Dunaway is of a special, unique and extraordinary character and that (i) in the event of any Shareholder's failure to comply with any of the restrictions contained in this Section 4.2, it may be impossible to measure in money the damage to Parent, Purchaser, the Company and the Surviving Corporation and (ii) in the event of any such failure, such persons may not have an adequate remedy at law. It is therefore agreed that Parent, Purchaser, the Company and the Surviving Corporation, in addition to any other rights or remedies which they may have, shall be entitled to immediate injunctive relief to enforce such restrictions, and specific enforcement of the provisions of this
Section 4.2 in the event of any breach or threatened breach hereof.

               (d) The Shareholders further acknowledge and agree that these covenants are reasonable and valid in geographic and temporal scope and in all other respects and that if any court determines that any of these covenants, or any part thereof, is invalid or unenforceable, the remainder of these covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions. If any court determines that any of these covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

               (e) In the event that Dunaway Holdings, Inc. ("Dunaway Holdings") acquires Psicor Office Laboratories, Inc. ("POL") then notwithstanding anything to the contrary in Section 4.2(b)(i) hereof, neither Mr. nor Mrs. Dunaway shall be prohibited from directly or indirectly owning, or participating in the conduct of the physician office laboratory services business of POL, whether such business is conducted by Mr. and Mrs. Dunaway through POL or otherwise.

          4.3 RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE; STOP TRANSFER ORDER.

               (a) Each Shareholder hereby agrees, while this Agreement is in effect, and except as specifically contemplated hereby, not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any of the Shares or any interest therein,
(ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or (iii) take any action that would make any representation or warranty of any Shareholders contained herein untrue or incorrect or have the effect of preventing or disabling any Shareholder from performing its obligations under this Agreement.


               (b) In furtherance of the provisions of Section 4.3(a) hereof, concurrently herewith the Shareholders shall and hereby do authorize the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Existing Shares and any additional Shares of Common Stock acquired by any Shareholder after the date hereof (and that this Agreement places limits on the voting and transfer of such shares).

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

          4.4 NOTICE OF ADDITIONAL SHARES. Each Shareholder hereby agrees to promptly notify Parent in writing of the number of After-Acquired Shares that may be acquired by such Shareholder, if any, after the date hereof.

          4.5 PUBLIC DISCLOSURE. The Shareholders hereby agree that Parent and Purchaser may publish and disclose in the Offer Documents and, if approval of the Company's shareholders is required under applicable law, the Company Proxy Statement (including all documents and schedules filed with the SEC) their identity and ownership of Company Common Stock and the nature of their commitments, arrangements and understandings under this Agreement.

          4.6 NO INCONSISTENT AGREEMENTS. No Shareholder shall enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions of this Agreement.

          4.7 FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          5.   MISCELLANEOUS.

          5.1 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

          5.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall survive the delivery of and payment for the Shares.

          5.3 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto.

          5.4 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (i) Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent, and (ii) Purchas-

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er or Parent may assign, in their sole discretion, any or all of their respective rights, interests and obligations hereunder to Baxter International Inc., the owner of all of the outstanding shares of Parent, or to any direct or indirect wholly owned subsidiary of Baxter International Inc. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

          5.5 SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          5.6 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (which is confirmed), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to a Shareholder:

          c/o PSICOR, Inc.
          16818 Via del Campo Court
          San Diego, California  92127
          Telecopy No. (619) 485-5107
          Attention:  Mr. Michael W. Dunaway

          with a copy to:

          Dykema Gossett PLLC
          400 Renaissance Center
          Detroit, Michigan  48243
          Telecopy No. (313) 568-6915
          Attention: Fredrick M. Miller, Esq.

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

          and a copy to:

          Baker & McKenzie
          101 West Broadway
          San Diego, California  92101
          Telecopy No. (619) 236-0429
          Attention:  John J. Hentrich, Esq.

          If to Parent or Purchaser, to:

          17221 Red Hill Avenue
          Irvine, CA  92714
          Telecopy No. (714) 474-6444
          Attention: Jay P. Wertheim, Esq.
                     Vice President, Law

          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom
          300 South Grand Avenue
          Los Angeles, CA  90071
          Telecopy No. (213) 687-5600
          Attention:  Joseph J. Giunta, Esq.

          5.7  DEFINITIONS; INTERPRETATION.

               (a) As used in this Agreement, (i) the term "After-Acquired Shares" shall mean any shares of Company Common Stock acquired directly or indirectly, or otherwise beneficially owned, by any of the Shareholders in any capacity after the date hereof and prior to the termination hereof, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of a purchase, dividend, distribution, gift, bequest, inheritance or as a successor in interest in any capacity (including a fiduciary capacity) or otherwise; (ii) the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act and (ii) the phrases "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing (without duplicative counting of the same securities by the same holder, securities beneficially owned by a person shall include securities beneficially owned by all other persons with whom such Person would constitute a "group" within the meaning of Rule 13d-5 of the Exchange Act).

               (b) When a reference is made in this Agreement to a Section, such reference shall be to a Section in this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          5.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          5.9 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES, RIGHTS OF OWNERSHIP. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          5.10 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          5.11 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Pennsylvania without giving effect to the principles of conflicts of law thereof.

          IN WITNESS WHEREOF, Parent, Purchaser and each of the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

                                   BAXTER HEALTHCARE CORPORATION


                                   By:  /s/ Michael A. Mussallem
                                        -----------------------------
                                        Name:  Michael A. Mussallem
                                        Title: Group President,
                                               Cardiovascular Group


                                   BAXTER CVG SERVICES II, INC.


                                   By:  /s/ Jay P. Wertheim
                                        -----------------------------
                                        Name:  Jay P. Wertheim
                                        Title: Vice President


Number of Existing Shares: 13,900 /s/ Michael W. Dunaway
                                  ---------------------------------
                                  Michael W. Dunaway


Number of Existing Shares: 0      /s/ Trudy V. Dunaway
                                  ---------------------------------
                                  Trudy V. Dunaway


Number of Existing Shares: 1,917,526   DUNAWAY FAMILY TRUST

                                   By: /s/ Michael W. Dunaway
                                      -----------------------------
                                      Name:  Michael W. Dunaway
                                      Title: Co-settlor and Co-trustee

                                   By: /s/ Trudy V. Dunaway
                                      -----------------------------
                                      Name:  Trudy V. Dunaway
                                      Title: Co-settlor and Co-trustee